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Minnesota Life Insurance Company
400 Robert Street North
St. Paul, MN 554101-2098
651.665.3500 Tel



                                           MINNESOTA LIFE
                                                     A MINNESOTA MUTUAL COMPANY

April 24, 2001

Minnesota Life Insurance Company
Minnesota Mutual Life Center
400 Robert Street North
St. Paul, Minnesota 55101

Gentlepersons:

In my capacity as counsel for Minnesota Life Insurance Company (the "Company"), I have reviewed certain legal matters relating to the Company's Separate Account entitled Variable Fund D (the "Fund") in connection with Post-Effective Amendment No. 20 to its Registration Statement on Form N-4. This Post-Effective Amendment is to be filed by the Company and the Fund with the Securities and Exchange Commission under the Securities Act of 1933, as amended, with respect to certain variable annuity contracts (Securities and Exchange Commission File No. 2-89208).

Based upon that review, I am of the following opinion:

     1. The Fund is a separate account of the Company duly created and validly existing pursuant of the laws of the State of Minnesota; and

     2. The issuance and sale of the variable annuity contracts funded by the Fund have been duly authorized by the Company and such contracts, when issued in accordance with and as described in the current Prospectus contained in the Registration Statement, and upon compliance with applicable local and federal laws, will be legal and binding obligations of the Company in accordance with their terms.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Sincerely,


/s/ Donald F. Gruber

Donald F. Gruber
Assistant General Counsel